EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements:

•Registration Statement (Form S-8 No. 333-264096) dated April 1, 2022 pertaining to the Welltower Inc. 2022 Long-Term Incentive Plan and the Welltower Inc. 2022 Employee Stock Purchase Plan;

•Registration Statement (Form S-3 No. 333-264093) dated April 1, 2022 pertaining to an indeterminate amount of Welltower Inc.'s debt securities, common stock, preferred stock, depositary shares, guarantees of debt securities issued by Welltower OP LLC, warrants and units and Welltower OP LLC's debt securities and guarantees of debt securities issued by Welltower Inc.; and

•Registration Statement (Form S-3 No. 333-264094) dated April 1, 2022 pertaining to the Welltower Inc. Sixth Amended and Restated Dividend Reinvestment and Stock Purchase Plan

of our reports dated February 21, 2023, with respect to the consolidated financial statements and schedules of Welltower Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Welltower Inc. and subsidiaries included in this Annual Report (Form 10-K) of Welltower Inc., for the year ended December 31, 2022.

/s/  ERNST & YOUNG LLP

Toledo, Ohio
February 21, 2023